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                                                                    EXHIBIT 23.3




                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" included in the Proxy Statement of The Stanley Works that is made a part of the Registration Statement (Form S-4 No. 333-00000) and Prospectus of The Stanley Works and The Stanley Works, LTD. for the registration of 92,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 2002, except for Note H and Note S, as to which the date is February 8, 2002, with respect to the consolidated financial statements and schedule of The Stanley Works included in its Annual Report (Form 10-K) for the year ended December 29, 2001, filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP

Hartford, Connecticut
May 21, 2002